PROSPECTUS SUPPLEMENT NO. 1 (to Prospectus dated April 3, 2017)	Filed Pursuant to Rule 424(b)(3) and Rule 424(c) Registration No. 333-215619

BioVIE INC.

25,000,000 Shares

Common Stock

This prospectus supplement is being filed to update, amend and supplement the information included in the prospectus dated April 3, 2017 with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission on April 3, 2017 (the “Form 8-K”). Accordingly, we have attached the Form 8-K to this prospectus supplement.

The prospectus and this prospectus supplement relate to the sale of up to 25,000,000 shares of our common stock by Aspire Capital Fund, LLC. We will not receive proceeds from the sale of the shares by the selling stockholder.

This prospectus supplement should be read in conjunction with the prospectus, which is to be delivered with this prospectus supplement. This prospectus supplement updates, amends and supplements the information included in the prospectus. If there is any inconsistency between the information in the prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our common stock is quoted on the OTCQB Venture Market under the ticker symbol “BIVI.” On March 27, 2017, the last reported sale price of our common stock was $0.30 per share.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 6 of the prospectus. You should read the prospectus and this and any other prospectus supplement carefully before you invest in any of our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is April 3, 2017.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 3, 2017

BioVie Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-55292	46-2510769
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

100 Cummings Center, Suite 247-C

Beverly, MA 01915

(Address of principal executive offices and zip code)

(312) 283-5793

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 8.01.    Other Events

On April 3, 2017, BioVie Inc. (the “Company”) announced, among other things, that it has received notice from the US Food and Drug Administration (FDA) that the planned Phase 2a clinical trial of the Company’s new drug candidate BIV201 may be initiated, and that the Company was notified by the US Patent and Trademark Office (USPTO) that its application for a core patent covering the use of BIV201 to reduce ascites formation in ambulatory patients has been allowed. A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated into this Item 8.01 by reference.

Item 9.01.    Financial Statements and Exhibits

(d)       Exhibits.

Exhibit No.	Description

99.1	Press Release dated April 3, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 3, 2017	BIOVIE INC.

	By:	/s/ Jonathan Adams
Jonathan Adams
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated April 3, 2017